                                                                    EXHIBIT 99.1

[PROXY MED LOGO]                                            COMPANY NEWS RELEASE


                              FOR IMMEDIATE RELEASE


IMPORTANT NOTE: ProxyMed's live teleconference call to discuss its second quarter 2003 results is accessible by calling 1-888-243-0818 beginning at 10:00 a.m. Eastern Time on Tuesday, July 22, 2003 and will be simultaneously broadcast on the Internet at www.proxymed.com. Replays of the teleconference call will be available at www.proxymed.com after 1:00 p.m. Eastern Time on July 22nd.


CONTACT:
JUDSON E. SCHMID
CHIEF FINANCIAL OFFICER
(954) 473-1001, EXT. 353
investorrelations@proxymed.com


                  PROXYMED REPORTS SECOND QUARTER 2003 RESULTS
                - CONTINUED IMPROVEMENTS AT MEDUNITE CONTRIBUTE
              TO SIGNIFICANT GAINS IN QUARTERLY FINANCIAL RESULTS -

         FORT LAUDERDALE, FLORIDA (Business Wire) July 21, 2003 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing services and the nation's second largest processor of physician-based healthcare transactions, today reported its operating results for the second quarter of 2003. The operations of MedUnite, Inc., which was acquired by ProxyMed on December 31, 2002, are included in the 2003 results.

                           SECOND QUARTER 2003 RESULTS

         ProxyMed reported revenues of $17.7 million for the second quarter of 2003, an increase of 40% compared to revenues of $12.6 million for the same period of 2002. For the second quarter, net loss applicable to common shareholders and net loss per share were $0.4 million and $0.05, respectively, compared to net income of $0.4 million and diluted net income per share of $0.06 for the second quarter of 2002. Diluted weighted average shares outstanding for the quarters ended June 30, 2003 and 2002 were 6,782,938 and 6,873,585, respectively.

         The financial results for the second quarter of 2003 include other income of $0.8 million related to the increase in value of a warrant held by the Company.

         Additionally, for the second quarter of 2003, the Company reported an EBITDA profit (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization) of $0.4 million, compared to an EBITDA profit of $0.9 million a year ago. The management of ProxyMed believes that EBITDA is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry and serves as one of the factors in determining its management performance compensation.

         "We are very pleased to report a return to EBITDA profitability. By maintaining our focus on the reduction of expenses at MedUnite, we were able to achieve our goal of returning to EBITDA profitability one quarter ahead of our original forecast," said Judson E. Schmid, ProxyMed's Chief Financial Officer. "With MedUnite nearing break-even and all the major acquisition liabilities settled, we can now focus our efforts on exiting the year on a positive EPS run rate."

                            YEAR-TO-DATE 2003 RESULTS

         ProxyMed reported revenues of $35.1 million for the six months ended 2003, an increase of 46% compared to revenues of $24.1 million for the same period of 2002. For the 2003 period, net loss applicable to common shareholders and net loss per share were $2.8 million and $0.41, respectively, compared to a net loss of $0.1 million and net loss per share of $0.02 for the 2002 period. Diluted weighted average shares outstanding for the six months ended June 30, 2003 and 2002 were 6,782,938 and 5,892,026, respectively.

         As noted above, the financial results for the six months ended Jun 30, 2003 includes other income of $0.8 million related to the increase in value of a warrant held by the Company.

         For the six months ended June 30 2003, the Company reported an EBITDA loss of $0.5 million, compared to an EBITDA profit of $1.5 million a year ago.

         Cash flow used in operations for the six months ended June 30, 2003 was $0.6 million compared to cash flow provided from operations of $0.2 million for the prior year. Total cash at June 30, 2003, including restricted cash, was approximately $8.6 million.

                               SEGMENT PERFORMANCE

                              TRANSACTION SERVICES
         (FORMERLY CALLED "ELECTRONIC HEALTHCARE TRANSACTION SERVICES")

         As noted above, since MedUnite was not acquired until December 31, 2002, its operations are not included in the 2002 results reported. Where indicated, ProxyMed has provided comparative information with and without the operations of MedUnite in the discussion of its Transaction Services segment for 2003. The results of operations of MedUnite for the three and six months ended June 30, 2003 used to compute such comparative information is contained in the "Segment and Other Information" tables after the text of this press release.

         The Transaction Services segment reported revenues of $12.0 million for the second quarter of 2003 (including $4.5 million from MedUnite), an increase of 125% compared to revenues of $5.3 million for the 2002 period. Excluding MedUnite, revenue growth between the periods was 40%.

         On a sequential basis, revenue increased by 12% over the first quarter of 2003, excluding MedUnite. This strong sequential growth was fueled by an increase in electronic claims and patient statements processed from new sales and implementations and growth from existing customers.

         For the six months ended June 30, 2003, segment revenues were $23.3 million (including $9.1 million from MedUnite), an increase of 119% compared to revenues of $10.6 million for the 2002 period. Excluding MedUnite, revenue grew by 33% between the periods.

         As shown in the table below, total healthcare transactions processed during the second quarter were 56.0 million (including 21.0 million from MedUnite), up 97% from the 28.5 million transactions processed in the second quarter of 2002. Excluding MedUnite, overall transaction growth between the periods was 23%. ProxyMed's annual run rate is almost 225 million total healthcare transactions.

         On a sequential basis, core transactions processed increased by 8%, while overall quarterly transactions declined slightly due to a decrease in the number of lower-priced encounters processed in the quarter. At MedUnite, transaction volumes were down sequentially primarily due to a significant decrease in eligibility transactions as a result of the termination of two vendors submitting non-revenue producing transactions.

         Management considers the following metrics important to monitor its transaction business:

          ---------------------------------------- ------------- -------------- --------------
                                DESCRIPTION            Q/E            Q/E            Q/E
                                                     6/30/03        3/31/03        6/30/02
          ---------------------------------------- ------------- -------------- --------------
          Core transactions (excluding encounters)   29,852,100     27,739,200     21,156,200
          Acquired transactions (from MedUnite)      21,024,900     21,862,200             --
          Encounters                                  5,106,100      6,877,900      7,297,600
                                                     ----------     ----------     ----------
          TOTAL TRANSACTIONS                         55,983,100     56,479,300     28,453,800
                                                     ==========     ==========     ==========

         ProxyMed continues to make strong progress with the integration of MedUnite's operations with its own. As one significant milestone, the Company is pleased to announce that it has just rolled out the first phase of its new real-time processing web portal, PROXYMED.NET. This portal combines the services formerly available on both PROXYMED.COM and MEDUNITE.NET and is aimed at making real-time transactions more accessible to its providers and partners. ProxyMed has begun the migration of its ProxyMed and MedUnite existing customers and anticipates full migration by the end of the third quarter. During the quarter the Company processed more then 6.7 million real-time transactions.

         Additionally, ProxyMed took two major steps to increase its ability to offer value-added services built around its core transaction processing business. First the Company announced its new FirstProxy ERA/EFT service for providers and payers in partnership with First Data Corporation. In addition, the Company launched its claims repricing services for payers with Plan Vista Corporation. Finally, the Company continued its HIPAA remediation effort, and among other milestones, completed the systems and process work to support HIPAA-compliant payer interfaces and implemented interfaces for both professional and institutional claims. The process to complete the migration of payers to HIPAA-compliant interfaces will continue through October.

         SG&A expenses increased by 130% in the second quarter over same period in 2002 primarily due to $3.6 million in SG&A expenses incurred related to MedUnite's operations. Excluding MedUnite, SG&A expenses increased by 9% due to costs related to our HIPAA remediation efforts, implementation staffing, and sales/marketing programs implemented since the first quarter of last year. Sequentially, expenses at MedUnite decreased 20% due to the synergies with existing ProxyMed operations during the quarter and continued focus on operational cost reductions.

         SG&A expenses for the six months ended June 30, 2003 increased 161% over the 2002 period. Excluding MedUnite, SG&A expenses increased by 16% over the same period.

         EBITDA in the second quarter was a profit of $0.8 million compared to an EBITDA profit of $0.3 million in the second quarter of 2002. Excluding a $0.3 million EBITDA loss attributable to MedUnite, EBITDA for this segment increased by 349% to a profit of $1.2 million for the second quarter of 2003. Additionally, EBITDA margins for this segment, including MedUnite, continue to rebound and were 7% for the 2003 quarter. Excluding MedUnite, EBITDA margins were 16%, the highest EBITDA margin ever reached by this segment.

         EBITDA for the six months ended June 30, 2003 was a loss of less than $0.1 million compared to an EBITDA profit of $0.8 million in the 2002 period. Excluding a $1.9 million EBITDA loss attributable to MedUnite, EBITDA for this segment more than doubled to a profit of $1.9 million for the six months ended June 30, 2003.

         Depreciation and amortization related to ProxyMed's transaction business was $1.1 million for the second quarter of 2003, including a total of $0.6 million for MedUnite. Of the MedUnite amount, $0.5 million is related to the amortization of intangible assets acquired in the acquisition.

         For the six months ended June 30, 2003, depreciation and amortization was $2.1 million, including a total of $1.3 million for MedUnite with $0.9 million of the MedUnite amount related to the amortization of intangible assets acquired in the acquisition.

         As a result of the $13.4 million in convertible debt issued to the former owners of MedUnite and the financing of certain liabilities of MedUnite during the 2003 period, the Company incurred net interest expense of $0.2 million during the quarter in the Transaction Services segment. For the six months ended June 30, 2003, net interest expense was $0.4 million for this segment.

         "We are very pleased at the financial and operational gains we made at MedUnite. Despite this focus, we also grew the core business substantially, with core transactions up 8% and revenue up 12% sequentially," said Nancy J. Ham, ProxyMed's President and Chief Operating Officer. "In addition, we positioned ourselves well for continued future growth with the launching of two new value-added services that represent tremendous cost savings to both our payer and provider customers. We have already launched our sales and marketing efforts around these new services and the reception has been extremely encouraging."


LABORATORY COMMUNICATIONS SOLUTIONS

         The Laboratory Communications Solutions segment reported revenues of $5.7 million for the second quarter of 2003, a decrease of 22% compared to revenues of $7.3 million for 2002. For the six months ended June 30, 2003, segment revenues decreased 12% from the 2002 period. An overall softening in lab device purchases and contract manufacturing orders attributed to the quarterly and year-to-date revenue declines.

         For the second quarter of 2003, SG&A expenses in the lab segment decreased 8% from the 2002 period. For the six months ended June 30, 2003, SG&A expenses decreased 7% from the 2002 period. These decreases were primarily due to proactive cost controls implemented early in the fourth quarter of 2002.

         EBITDA profits for the second quarter of 2003 decreased by 65% to $0.5 million from $1.3 million in the second quarter of 2002, with EBITDA margins decreasing to 8% in 2003 from 18% in the 2002 period. For the six months ended June 30, 2003, EBITDA profit decreased 38% to $1.3 million from $2.0 million in the 2002 period. Both the dollar declines in EBITDA profits and the decline in EBITDA margins are as a result of the revenue decline and an increase in material costs resulting from a shift in the revenue mix away from higher margin value-add products.

         Despite the difficult quarter, ProxyMed did add 17 new accounts and 81 new client locations to its FleetWatch proactive monitoring service. In general, business with national and regional clinical reference labs was on track during and especially exiting the quarter; however, many of the mid-size regional reference and smaller hospital labs saw a slowdown in orders.

         "The expected slow-down in the first quarter has carried over into the second quarter as the April 14th HIPAA privacy deadline seemed to really affect new deployments as labs focused on internal operations. In addition, we had one large order shift from late second quarter into the third quarter," said Nancy
J. Ham. "However, we have a better pipeline going into the third quarter as traditional accounts are picking back up and newer accounts are making a larger contribution."

CORPORATE

         As a result of increased liability insurance premiums, professional fees and personnel costs, corporate SG&A expenses for the second quarter of 2003 increased 31% compared to the second quarter of 2002, and for the six months ended June 30, 2003, increased 35% over the 2002 period. Sequentially, corporate SG&A costs decreased 3% over the first quarter of 2003.

         In conjunction with its commercial agreement signed with Plan Vista Corporation for claims re-pricing services, ProxyMed received a warrant to purchase up to 15% of Plan Vista. At the end of June 2003, the value of this warrant increased by $0.8 million and such increase is reflected as other income in the Company's statement of operations.

         "With the successes and accomplishments of this second quarter, we can't lose our focus on making even greater strides in the remaining two quarters of the year. Through our partnerships with First Data and Plan Vista we remain confident that we can achieve our financial and operational goals that we established at the beginning of the year and enter 2004 with positive momentum," said Michael K. Hoover, ProxyMed's Chairman and Chief Operating Officer.


ABOUT PROXYMED - WHERE HEALTHCARE CONNECTS(TM)

ProxyMed is the nation's second largest physician-based electronic healthcare transaction processing services company providing connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed's electronic transaction processing services support a broad range of both financial and clinical transactions. To facilitate these services, ProxyMed operates ProxyNet(R), its secure, proprietary national electronic information network, which provides physicians and other primary care providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

SAFE HARBOR STATEMENT

NOTE: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS OF FUTURE PROFITABILITY, THAT REFLECT OUR CURRENT ASSUMPTIONS AND EXPECTATIONS REGARDING FUTURE EVENTS. WHILE THESE STATEMENTS REFLECT OUR CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, THE SOUNDNESS OF OUR BUSINESS STRATEGIES RELATIVE TO THE PERCEIVED MARKET OPPORTUNITIES; OUR ABILITY TO INTEGRATE MEDUNITE INTO OUR EXISTING OPERATIONS, OUR ABILITY TO IDENTIFY SUITABLE FUTURE ACQUISITION CANDIDATES; OUR ABILITY TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS; OUR ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL, CROSS-SELL, INSTALL AND UPGRADE OUR CLINICAL AND FINANCIAL TRANSACTION SERVICES AND APPLICATIONS TO CURRENT AND NEW PHYSICIANS, PAYERS, MEDICAL LABORATORIES AND PHARMACIES; OUR ABILITY TO COMPETE EFFECTIVELY ON PRICE AND SUPPORT SERVICES; OUR ASSESSMENT OF THE HEALTHCARE INDUSTRY'S NEED, DESIRE AND ABILITY TO BECOME TECHNOLOGY EFFICIENT; AND OUR ABILITY AND THAT OF OUR BUSINESS ASSOCIATES TO COMPLY WITH VARIOUS GOVERNMENT RULES REGARDING HEALTHCARE AND PATIENT PRIVACY. THESE AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE RISK FACTORS DISCLOSURE IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 AND OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE STRONGLY URGE YOU TO READ. WE EXPRESSLY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS. WHEN USED, THE WORDS "BELIEVES," "ESTIMATED," "EXPECTS," "ANTICIPATES," "MAY" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

MORE INFORMATION ON PROXYMED IS AVAILABLE ON ITS HOME PAGE AT www.proxymed.com.

                         PROXYMED, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                         THREE MONTHS ENDED JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                       -------------------------------      -------------------------------
                                                            2003               2002              2003               2002
                                                       ------------       ------------      ------------       ------------
Revenues                                               $ 17,701,000       $ 12,627,000      $ 35,131,000       $ 24,130,000
                                                       ------------       ------------      ------------       ------------

Costs and expenses:
     Cost of sales                                        7,425,000          5,785,000        14,918,000         11,164,000
     Selling, general and administrative expenses         9,860,000          5,941,000        20,620,000         11,434,000
     Depreciation and amortization                        1,344,000            583,000         2,674,000          1,152,000
     (Gain) loss on disposal of assets                      (15,000)                --           110,000                 --
                                                       ------------       ------------      ------------       ------------
        Total operating costs and expenses               18,614,000         12,309,000        38,322,000         23,750,000
                                                       ------------       ------------      ------------       ------------

        Operating income (loss)                            (913,000)           318,000        (3,191,000)           380,000

Interest income (expense), net                             (195,000)           128,000          (369,000)           115,000
Other income                                                752,000                 --           752,000                 --
                                                       ------------       ------------      ------------       ------------

        Net income (loss)                                  (356,000)           446,000        (2,808,000)           495,000

Deemed dividends and other charges                               --                 --                --            612,000
                                                       ------------       ------------      ------------       ------------

        Net income (loss)
        applicable to common shareholders              $   (356,000)      $    446,000      $ (2,808,000)      $   (117,000)
                                                       ============       ============      ============       ============

Basic earnings (loss) per share                        $      (0.05)      $       0.07      $      (0.41)      $      (0.02)
                                                       ============       ============      ============       ============

Basic weighted average shares outstanding                 6,782,938          6,660,913         6,782,938          5,892,026
                                                       ============       ============      ============       ============

Diluted earnings (loss) per share                      $      (0.05)      $       0.06      $      (0.41)      $      (0.02)
                                                       ============       ============      ============       ============

Diluted weighted average shares outstanding               6,782,938          6,873,585         6,782,938          5,892,026
                                                       ============       ============      ============       ============

EBITDA (1)                                             $    431,000       $    901,000      $   (517,000)      $  1,532,000
                                                       ============       ============      ============       ============

---------------
(1) EBITDA is a metric that ProxyMed believes is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry. Additionally, ProxyMed utilizes EBITDA as one of the factors in determining its management performance rewards. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles ("GAAP").

        A reconciliation to Operating income (loss), a corresponding measure under GAAP is as follows:

        EBITDA                                     $   431,000       $   901,000      $  (517,000)      $ 1,532,000
        Deduct: Depreciation and Amortization        1,344,000           583,000        2,674,000         1,152,000
                                                   -----------       -----------      -----------       -----------

        Operating income (loss)                    $  (913,000)      $   318,000      $(3,191,000)      $   380,000
                                                   ===========       ===========      ===========       ===========


                         PROXYMED, INC. AND SUBSIDIARIES
                    SEGMENT AND OTHER INFORMATION (UNAUDITED)



                                                       THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                                   -------------------------------       -------------------------------
                                                         2003               2002             2003               2002
                                                   ------------       ------------       ------------       ------------
Revenues:
     Transaction services                          $ 11,982,000       $  5,332,000       $ 23,273,000       $ 10,610,000
     Laboratory communication solutions               5,719,000          7,295,000         11,858,000         13,520,000
                                                   ------------       ------------       ------------       ------------
                                                   $ 17,701,000       $ 12,627,000       $ 35,131,000       $ 24,130,000
                                                   ============       ============       ============       ============

Cost of sales:
     Transaction services                          $  4,258,000       $  2,067,000       $  8,524,000       $  4,199,000
     Laboratory communication solutions               3,167,000          3,718,000          6,394,000          6,965,000
                                                   ------------       ------------       ------------       ------------
                                                   $  7,425,000       $  5,785,000       $ 14,918,000       $ 11,164,000
                                                   ============       ============       ============       ============

Selling, general and administrative expenses:
     Transaction services                          $  6,908,000       $  3,004,000       $ 14,695,000       $  5,634,000
     Laboratory communication solutions               2,097,000          2,284,000          4,190,000          4,514,000
     Corporate                                          855,000            653,000          1,735,000          1,286,000
                                                   ------------       ------------       ------------       ------------
                                                   $  9,860,000       $  5,941,000       $ 20,620,000       $ 11,434,000
                                                   ============       ============       ============       ============

Depreciation and amortization:
     Transaction services                          $  1,056,000       $    363,000       $  2,112,000       $    727,000
     Laboratory communication solutions                 240,000            169,000            470,000            324,000
     Corporate                                           48,000             51,000             92,000            101,000
                                                   ------------       ------------       ------------       ------------
                                                   $  1,344,000       $    583,000       $  2,674,000       $  1,152,000
                                                   ============       ============       ============       ============

Operating income (loss):
     Transaction services                          $   (225,000)      $   (103,000)      $ (2,166,000)      $     49,000
     Laboratory communication solutions                 215,000          1,125,000            802,000          1,718,000
     Corporate                                         (903,000)          (704,000)        (1,827,000)        (1,387,000)
                                                   ------------       ------------       ------------       ------------
                                                   $   (913,000)      $    318,000       $ (3,191,000)      $    380,000
                                                   ============       ============       ============       ============

EBITDA:
     Transaction services                          $    831,000       $    261,000       $    (54,000)      $    777,000
     Laboratory communication solutions                 455,000          1,293,000          1,272,000          2,041,000
     Corporate                                         (855,000)          (653,000)        (1,735,000)        (1,286,000)
                                                   ------------       ------------       ------------       ------------
                                                   $    431,000       $    901,000       $   (517,000)      $  1,532,000
                                                   ============       ============       ============       ============





                  MEDUNITE STATEMENT OF OPERATIONS (UNAUDITED)


                                                            THREE MONTHS ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 2003           JUNE 30, 2003
                                                            ------------------      ----------------
Revenues                                                     $  4,517,000             $  9,145,000
                                                             ------------             ------------

Costs and expenses:
     Cost of sales                                              1,228,000                2,905,000
     Selling, general and administrative expenses               3,627,000                8,172,000
     Depreciation and amortization                                646,000                1,300,000
                                                             ------------             ------------
        Total operating costs and expenses                      5,501,000               12,377,000
                                                             ------------             ------------

        Operating loss                                           (984,000)              (3,232,000)

Interest expense, net                                            (219,000)                (433,000)
                                                             ------------             ------------

        Net loss                                             $ (1,203,000)            $ (3,665,000)
                                                             ============             ============

EBITDA                                                       $   (338,000)            $ (1,932,000)
                                                             ============             ============



                         PROXYMED, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                                                    JUNE 30,               DECEMBER 31,
                                                                                      2003                     2002
                                                                                 -------------             -------------
                                  ASSETS
Current assets:
     Cash and cash equivalents                                                   $   8,172,000             $  16,378,000
     Investment                                                                      1,298,000                        --
     Accounts receivable - trade, net                                                9,752,000                10,060,000
     Notes and other receivables                                                       501,000                   503,000
     Inventory                                                                       3,212,000                 2,774,000
     Other current assets                                                            1,371,000                 1,022,000
                                                                                 -------------             -------------
        Total current assets                                                        24,306,000                30,737,000
Property and equipment, net                                                          5,529,000                 5,719,000
Goodwill, net                                                                       31,456,000                32,797,000
Purchased technology, capitalized software and other intangibles, net               17,502,000                18,220,000
Restricted cash                                                                        402,000                   825,000
Other assets                                                                           256,000                   406,000
                                                                                 -------------             -------------

        Total assets                                                             $  79,451,000             $  88,704,000
                                                                                 =============             =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable and current portion of long-term debt                         $   1,840,000             $          --
     Accounts payable, accrued expenses and other current liabilities               10,909,000                21,472,000
     Deferred revenue                                                                  794,000                   516,000
                                                                                 -------------             -------------
        Total current liabilities                                                   13,543,000                21,988,000
Convertible notes                                                                   13,400,000                13,400,000
Other long-term debt                                                                 2,748,000                        --
Long-term deferred revenue and other long-term liabilities                           1,833,000                 2,581,000
                                                                                 -------------             -------------
        Total liabilities                                                           31,524,000                37,969,000
                                                                                 -------------             -------------

Stockholders' equity:
     Series C 7% Convertible preferred stock                                                --                        --
     Common stock                                                                        7,000                     7,000
     Additional paid-in capital                                                    146,187,000               146,187,000
     Accumulated deficit                                                           (98,081,000)              (95,273,000)
     Note receivable from stockholder                                                 (186,000)                 (186,000)
                                                                                 -------------             -------------
        Total stockholders' equity                                                  47,927,000                50,735,000
                                                                                 -------------             -------------

        Total liabilities and stockholders' equity                               $  79,451,000             $  88,704,000
                                                                                 =============             =============


                         PROXYMED, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)


                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                            -------------------------------------
                                                                                2003                     2002
                                                                            ------------             ------------
Cash flows from operating activities:
     Net income (loss)                                                      $ (2,808,000)            $    495,000
     Adjustments to reconcile net income (loss) to net cash
         provided by (used in) operating activities:
            Depreciation and amortization                                      2,674,000                1,152,000
            Provision for (recovery of) doubtful accounts                         16,000                  (18,000)
            Provision for obsolete inventory                                     126,000                  120,000
            Change in value of investment                                       (752,000)                      --
            Loss on disposal of fixed assets                                     110,000                       --
            Changes in assets and liabilities, net of
               effect of acquisitions and dispositions:
                Accounts and other receivables                                    75,000                 (913,000)
                Inventory                                                       (454,000)                 214,000
                Other current assets                                             100,000                 (277,000)
                Accounts payable and accrued expenses                           (437,000)                (569,000)
                Deferred revenue                                                 262,000                   46,000
                Other, net                                                       483,000                  (26,000)
                                                                            ------------             ------------
         Net cash provided by (used in) operating activities                    (605,000)                 224,000
                                                                            ------------             ------------

Cash flows from investing activities:
     Acquisition, net of cash acquired                                                --               (2,871,000)
     Capital expenditures                                                     (1,258,000)                (690,000)
     Capitalized software                                                       (675,000)                (200,000)
     Collections on notes receivable                                             194,000                   18,000
     Proceeds from sale of fixed assets                                           64,000                       --
     Decrease in restricted cash                                                 423,000                       --
     Payments for acquisition-related costs                                   (5,187,000)                      --
                                                                            ------------             ------------
         Net cash used in investing activities                                (6,439,000)              (3,743,000)
                                                                            ------------             ------------

Cash flows from financing activities:
     Proceeds from stock offering, net                                                --               24,886,000
     Payment of note payable related to acquisition of business                       --               (7,000,000)
     Payment of notes payable, capital leases and long-term debt              (1,162,000)                (156,000)
                                                                            ------------             ------------
         Net cash used in financing activities                                (1,162,000)              17,730,000
                                                                            ------------             ------------

Net decrease in cash and cash equivalents                                     (8,206,000)              14,211,000
Cash and cash equivalents at beginning of period                              16,378,000               12,601,000
                                                                            ------------             ------------
Cash and cash equivalents at end of period                                  $  8,172,000             $ 26,812,000
                                                                            ============             ============



During the six months ended June 30, 2003, the Company financed a total of $4.9 million in previously existing accounts payable and accrued liabilities at December 31, 2002 for MedUnite through the issuance of notes payable. Additionally, the Company also entered into financing arrangements for $0.5 million for certain liability insurance also through the issuance of notes payable.


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